UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

BITWISE FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BITWISE BITCOIN STRATEGY OPTIMUM ROLL ETF (BITC)

BITWISE WEB3 ETF (BWEB)

October 3, 2023

Dear Shareholder,

The Special Shareholder meeting of the Bitwise ETFs (the “Funds”) listed above has been adjourned until November 3, 2023. As a result, the location of the meeting has been moved.

Historically, ETFs that are primarily owned by retail investors have a slower ascent to reaching the vote requirement threshold, making it critical for shareholders with smaller positions to vote. I am pleased to report that your fellow shareholders have shown strong support for the approval of a new investment sub-advisory agreement between the Trust, on behalf of the Funds, Bitwise Investment Manager, LLC and Vident Advisory, LLC.

Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-866-839-1852 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

The meeting will be held at Bitwise office at 19 W 44th St, New York, New York 10036. We encourage you to consider your options to vote by internet, telephone, or mail, as discussed above, in advance of the Special Meeting in the event that, as of November 3, 2023, in-person attendance at the Special Meeting is either prohibited under a federal, state, or local order or contrary to the advice of public health care officials.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali (“MSFS”) at 1-866-839-1852. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

/s/ Paul Fusaro

PAUL (TEDDY) FUSARO

President

Bitwise Funds Trust